As filed with the Securities And Exchange Commission on May 22, 1998

                                                   Registration Number _________

                     U.S. Securities And Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ANTENNAS AMERICA, INC.
                 (Name of small business issuer in its charter)

  Utah                                4899                       87-0454148
(State or jurisdiction of    (Primary Standard Industrial   (I.R.S.  Employer
incorporation or organization) Classification Code Number)   Identification No.)



    4860  Robb Street,  Suite 101, Wheat Ridge,  CO  80033-2163,  (303) 421-4063
          (Address and telephone number of principal executive offices)

            4860 Robb Street, Suite 101, Wheat Ridge, CO 80033-2163 (Address of principal place of business or intended principal place of business)

 Randall P. Marx, 4860 Robb Street, Suite 101, Wheat Ridge, CO 80033-2163,
                                 (303) 421-4063
            (Name, address and telephone number of agent for service)

                                   Copies to:
                           Alan L. Talesnick, Esquire
                           Francis B. Barron, Esquire
                    Bearman Talesnick & Clowdus Professional Corporation
                       1200 Seventeenth Street, Suite 2600
                             Denver, Colorado 80202
                                 (303) 572-6500

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------
Title of each                        Proposed maximum   Proposed maximum     Amount of
class of securities   Amount to be   offering price     aggregate offering   registration
to be registered      registered     per share          price                fee
-----------------------------------------------------------------------------------------
Common Stock,
$.0005 par
value, issuable
upon exercise
of Stock Options       6,000,000       $.09 (1)          $540,000              $160
Stock Options
-----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on the average of the closing bid and asked prices of the Company's Common Stock on the OTC Bulletin Board on May 15, 1998 which is within five business days of the date of filing of this registration statement (May 22, 1998).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





                                      (ii)

                                    [Red Ink]

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities And Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                                      (iii)

                    PRELIMINARY PROSPECTUS DATED MAY 22, 1998
                              SUBJECT TO COMPLETION

                             ANTENNAS AMERICA, INC.
                        6,000,000 Shares Of Common Stock


     This Prospectus relates to the transfer of 6,000,000 shares (the "Shares") of the $.0005 par value common stock (the "Common Stock") of Antennas America, Inc. (the "Company") by a certain holder of the Company's securities (the "Selling Security Holder") that may acquire restricted shares of the Company's Common Stock upon the exercise of options held by the Selling Security Holder in transactions exempt from registration pursuant to federal and state securities laws. See "SELLING SECURITY HOLDER". The Shares offered through this Prospectus may be sold from time to time by the Selling Security Holder. The Company will receive no proceeds from the sales of the Shares by the Selling Security Holder. No underwriting arrangements have been entered into by the Selling Security Holder. The distribution of the Shares by the Selling Security Holder may be offered in one or more transactions that may take place in the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holder in connection with sales of the Shares by the Selling Security Holder. See "SELLING SECURITY HOLDER".

     The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "ANTM". On May 15, 1998, the closing bid price of the Common Stock was $.085 per share and the closing asked price was $.095 per share. That price information is based on information obtained by the Company from the National Quotations Bureau. Certain rules of the Securities And Exchange Commission (the "Commission") may have a negative affect on the trading of the Common Stock. See "RISK FACTORS-Regulation Of Trading In Low-Priced Securities May Discourage Investor Interest".

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, AND INVESTMENT THEREIN INVOLVES A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" PAGE 3.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The expenses of the offering described in this Prospectus, which are payable by the Company, are estimated to be approximately $12,000.

                The date of this Prospectus is __________, 1998.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
                              CAUTIONARY STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act Of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, regarding the Company's financial position, business strategy, plans and objectives of management of the Company for future operations and capital expenditures are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in the "RISK FACTORS" section and elsewhere in this Prospectus. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf subsequent to the date of this Prospectus are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus. As used herein, the "Company" means Antennas America, Inc. Unless otherwise indicated, all references to annual or quarterly periods refer to the Company's fiscal year ending December 31.

                                   THE COMPANY
General

     The Company, formerly Westflag Corporation, which was formerly Westcliff Corporation, was organized under the laws of the State of Utah on September 30, 1987 for the purpose of acquiring one or more businesses. In January 1989, the Company completed its initial public offering of its securities resulting in net proceeds to the Company of approximately $363,000. On April 12, 1989, the Company merged with Antennas America, Inc., a Colorado corporation ("Antennas Colorado") that had been formed in September 1988 and that had developed an antenna design technique that would permit the building of flat (as compared to parabolic) antenna systems. Pursuant to the merger, Antennas Colorado was merged into the Company, all the issued and outstanding stock of Antennas Colorado was converted into 41,951,846 shares of the Company's Common Stock, and the Company's name was changed to Antennas America, Inc. The Company's operations consist of the design, development, marketing and sale of a diversified line of antennas and related wireless communication systems, including conformal and phased array antennas.

Principal Offices

     The Company's principal executive and administrative offices are located at 4860 Robb Street, Suite 101, Wheat Ridge, Colorado 80033. The telephone number at that location is (303) 421-4063.

                                  THE OFFERING

     This Prospectus relates to the transfer of 6,000,000 shares of the Common Stock that may be acquired by the Selling Security Holder upon the exercise of the options held by the Selling Security Holder. The transfer of the Common Stock by the Selling Security Holder covered by this Prospectus will be completed, if at all, by the Selling Security Holder, and not by the Company. If any of these shares is transferred by the Selling Security Holder, they will be transferred on behalf of that person and it is anticipated that the shares may be offered pursuant to direct sales to private persons and in open market transactions. The Selling Security Holder may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the Selling Security Holder. The Selling Security Holder has no agreements with any brokers to transfer any or all of the shares which may be offered hereby. The Company will receive no proceeds from the sale or other transfer of the Common Stock by the Selling Security Holder.

                         SUMMARY SELECTED FINANCIAL DATA

     The financial statements included in this Prospectus set forth information regarding the Company for the years ended December 31, 1997 and 1996 and the three months ended March 31, 1998 and 1997. The summary selected financial data shown below is derived from, and is qualified in its entirety by, these financial statements, which are contained in the "FINANCIAL STATEMENTS" section of this Prospectus.

                                Year Ended           Three Months Ended
                               December 31,              March 31,
                          ------------------------  ---------------------
                             1997         1996        1998        1997
                          -----------  -----------  ---------   ---------
   Operating Results:                                    (unaudited)

     Sales, Net           $3,012,266   $1,975,184   $842,784    $615,376
     Net Income             $134,500       $9,346     $5,869     $33,939
     Net Income Per Share      $0.00        $0.00      $0.00       $0.00


                             December 31, 1997        March 31, 1998
                          ------------------------  ---------------------
Balance Sheet Data:                                     (unaudited)

   Total Assets                  $1,627,071             $1,687,917
   Long Term Debt                    $3,127                    $ -
   Total Liabilities             $1,147,114             $1,202,091
   Accumulated Deficit            $(376,177)             $(370,308)
   Total Shareholders' Equity      $479,957               $485,826

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS AFFECTING THE BUSINESS OF THE COMPANY AND ITS SECURITIES, TOGETHER WITH OTHER INFORMATION IN THIS PROSPECTUS.

     1. Operating History. From its inception in September 1987 through the fiscal year ended December 31, 1992, the Company incurred losses from operations. For the fiscal years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively, the Company operated at a profit. Although the Company believes that it will be able to continue to operate profitably, as it has since 1993, there is no assurance that the operations of the Company will continue to be profitable. See "FINANCIAL STATEMENTS".

     2. Developments In Technology. The communications industry, and particularly the microwave and satellite communications and antenna industries, are characterized by rapidly developing technology. Changes in technology could affect the market for the Company's products and necessitate additional improvements and developments to the Company's products. There can be no assurance that the Company's research and development activities will lead to the successful introduction of new or improved products or that the Company will not encounter delays or problems in connection therewith. The cost of completing new technologies to satisfy minimum specification requirements and/or quality and delivery expectations may exceed original estimates that could adversely affect operating results during any financial period.

     3. Patents. Kevin O. Shoemaker, the Company's Chief Scientist and Chairman of the Board, is the record owner of a U.S. patent, subject to annual renewal fees, valid through the year 2007, for microstrip antennas and multiple radiator array antennas. Mr. Shoemaker also is the record owner of a U.S. patent for a serpentine planar broadband antenna valid through the year 2011. This is the design that the Company uses for some of its conformal antennas, including the vehicular disguised decal antennas and related products. In addition, Mr. Shoemaker and Randall P. Marx, the Company's Chief Executive Officer, are the record owners of a patent relating to the technique and design of the Company's FREEDOM(TM) and WALLDO(TM) local TV, VHF/UHF antenna systems. Furthermore, Mr. Shoemaker and Mr. Marx have jointly applied for a patent for the process used to manufacture certain of the Company's flat planar antennas. Mr. Shoemaker and Mr. Marx each has permanently assigned to the Company all of the rights in these and all other antennas that have been and will be developed while employed by the Company. Although, when practical, the Company intends to file for patent protection on all the products or processes that it feels are proprietary in nature, it may not be able to obtain patent protection for all its products. The inability of the Company to be able to patent all its products or processes may be an impediment to its capability to exploit certain expanding markets. Even with patents granted, they may not provide effective protection against competitors.

     4. Limited Financial Resources. The Company has limited financial resources available to it, and this may restrict the Company's ability to grow. Additional capital from sources other than the Company's cash flow may be necessary to develop new products, and there is no assurance that such financing will be available from any source. Management believes that it can sustain its current business without additional funding, but it may not be able to increase the Company's business as desired without additional funding.

     5. Competition. The communications industry is highly competitive, and the Company competes with substantially larger companies in the production and sale of antennas. In addition, these competitors have larger sales forces and more highly developed marketing programs as well as larger administrative staffs and more available service personnel. The larger competitors also will have greater financial resources available to develop and market competitive products. The presence of these competitors may be a significant impediment to any attempts by the Company to develop its business. The Company believes, however, that it will have certain advantages in attempting to develop and market its products including a more cost-effective technology, the ability to undertake smaller projects, and the ability to respond to customer requests more quickly than some larger competitors. There is no assurance that these conclusions will prove correct.

     6. Availability Of Labor. The Company produces and assembles its products at its own facility and is dependent on efficient workers for this function. There is no assurance that efficient workers will continue to be available to the Company at a cost consistent with the Company's budget.

     7. Dependence On Key Personnel. The success of the Company is largely dependent upon the efforts of its executive management, including Randall P. Marx, the Chief Executive Officer of the Company. The loss of the services of any of these persons could be detrimental to the Company as there is no assurance that the Company could replace any of them adequately at an affordable compensation level.

     8. Government Regulation. The Company is subject to government regulation of its business operations in general. Antennas that are designed only to receive signals are not currently subject to regulation by the Federal Communications Commission ("FCC"), but certain of the Company's new products are subject to regulation by the FCC. There is no assurance that subsequent changes in laws or regulations will not affect the Company's operations.

     9. Inactive Trading Of The Common Stock; Possible Volatility Of Stock Price. There is an extremely limited public market for the Common Stock, and there is no assurance that this market will be sustained or will expand. See "INACTIVE TRADING OF THE COMMON STOCK". The prices of the Company's securities are highly volatile. In any event, due to the low price of the securities, many brokerage firms may not effect transactions and may not deal with low priced securities as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for the Company's securities. Further, there is no assurance that any investor will be in a position to borrow funds using the Company's securities as collateral.

     For the foreseeable future, trading in the Company's securities, if any, will occur in the over-the-counter market and the securities will be quoted on the OTC Bulletin Board. The closing quotes for the Common Stock on May 15, 1998 were $.085 bid and $.095 asked. The Company does not anticipate that its Common Stock will qualify for listing on the Nasdaq Stock Market in the near future. Accordingly, a holder of the Company's securities may be unable to sell its securities when it wishes to do so, if at all. In addition, the free transferability of these securities will be dependent on the securities laws of the various states in which it is proposed these securities be traded.

     10. Regulation Of Trading In Low-Priced Securities May Discourage Investor Interest. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). If the Company's securities are traded for less than $5 per security, then unless (i) the Company's net tangible assets exceed $5,000,000 during the Company's first three years of continuous operations or $2,000,000 after the Company's first three years of continuous operations; or (ii) the Company has had average revenue of at least $6,000,000 for the last three years, the respective security will be subject to the Commission's penny stock rules unless otherwise exempt from those rules. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as the Company's Common Stock is subject to the penny stock rules, the holders of the Company's Common Stock may find it difficult to sell the Common Stock of the Company.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of March 31, 1998. This table should be read in conjunction with the Financial Statements of the Company, the notes thereto and the other financial data. See "FINANCIAL STATEMENTS".

          Cash                                 $22,280

          Shareholders' Equity:

               Common Stock, $.0005 par
               value; 250,000,000 shares
               authorized, 73,839,422
               issued and outstanding          $36,920

               Additional paid-in capital     $819,214

               Accumulated deficit           $(370,308)

          Total Shareholders' Equity          $485,826

          Total Capitalization                $485,826

                           PRICE RANGE OF COMMON STOCK

     Trading in the Company's securities is very limited. The Company's Common Stock is traded in the over-the-counter market through the "pink sheets" and the OTC Bulletin Board. The Company's securities are not quoted on any established stock exchange or on the NASDAQ Stock Market. Because trading in the Company's securities is so limited, prices are highly volatile. Quotations provided below for the past two fiscal years and for the quarter ended March 31, 1998 are the inter-dealer quotations provided by the National Quotations Bureau, without retail markup, markdown or commission, and do not necessarily represent actual transactions.

                                  Common Stock
                                  ------------
                                                 Bid
                                                 ---
                    Quarter Ended        High          Low
                    -------------        ----          ---
                    March 31, 1996        .05          .02
                    June 30, 1996         .24          .04
                    September 30, 1996    .14          .03
                    December 31, 1996     .06          .03
                    March 31, 1997        .20          .06
                    June 30, 1997         .06          .04
                    September 30, 1997    .12          .03
                    December 31, 1997     .09          .04
                    March 31, 1998        .165         .05

     On May 15, 1998, the closing bid price for the Company's Common Stock was $.085 per share.

Number Of Shareholders Of Record

 On April 15, 1998, the number of Shareholders of record of the Company was 340.

                                 DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock since its formation and does not presently anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain any future earnings to finance the expansion and continued development of its business.

                             BUSINESS OF THE COMPANY

General

     Business Development. Antennas America, Inc., formerly Westflag Corporation, which was formerly Westcliff Corporation, was organized under the laws of the State of Utah on September 30, 1987 for the purpose of acquiring one or more businesses. In January 1989, the Company completed its initial public offering of 10,544,650 units at $.04 per unit resulting in net proceeds to the Company of approximately $363,000. (The number of units and price per unit have been adjusted to reflect the Company's one-for-four reverse split in April 1989 that is described below). Each unit consisted of one share of common stock, one Class A Warrant and one Class B Warrant. All the Class A and Class B Warrants expired without exercise and no longer exist. In April 1989, the Company effected a one-for-four reverse split so that each four outstanding shares of common stock prior to the reverse split became one share after the reverse split. Unless otherwise indicated, all references in this Prospectus to the number of shares of the Company's common stock have been adjusted for the effect of the one-for-four reverse split.

     On April 12, 1989, the Company merged with Antennas America, Inc. a Colorado corporation, Antennas Colorado, that had been formed in September 1988 and that had developed an antenna design technique that would permit the building of flat (as compared to parabolic) antenna systems. Pursuant to the merger, Antennas Colorado was merged into the Company, all the issued and outstanding stock of Antennas Colorado was converted into 41,951,846 shares of the Company's Common Stock, and the Company's name was changed to Antennas America, Inc.

     Business Of Issuer. The Company's operations consist of the design, development, marketing and sale of a diversified line of antennas and related wireless communication systems, including conformal and phased array antennas.

Principal Products

                               Conformal Antennas

     A conformal antenna is one that is constructed so that it conforms technically and physically to its product environment. The first product introduced by the Company in this category was the disguised decal antenna, which has been patented by the Company. This product, introduced in 1989 originally only for conventional automobile cellular phones, is an alternative to the conventional wire type antenna and has been expanded to be used for numerous mobile applications, including Cellular, UHF, VHF, ETACS, GSM, PCS, SMR, Passive Repeaters and GPS. The antenna is approximately 3 1/2" x 3 1/2" and typically installs on the inside of the vehicle so that it is not detectable from the outside of the vehicle.

     Several derivative products of this antenna design have been developed for special applications and O.E.M. (original equipment manufacturer) customers. For the fiscal year ended December 31, 1997, the patented decal antenna and other conformal derivatives of the decal antenna accounted for approximately 60 percent of the Company's sales.

     The Company began marketing several new conformal antenna systems in 1997, including two off-air antennas to receive local TV broadcasts, a GPS (Global Positioning Systems) antenna, and the Twinbooster passive repeater antenna system to improve the performance of a cellular phone signal when used inside an automobile.

                                  GPS Antennas

     The Company has developed a proprietary flat GPS system that integrates with a GPS receiver. GPS receivers communicate with several globe-circling satellites that will identify longitude and latitude coordinates of a location. These satellite systems have been used for years by the military and more recently in boats, planes, for surveying purposes, and even by hikers. Accurate to within approximately 100 yards, there are several types of GPS systems, some of which are the size of a car phone and are very easy to use. The Company anticipates marketing its GPS antenna products on an O.E.M. basis for the purposes of fleet management and in-vehicle mapping systems.

                      Flat Panel and Phased Array Antennas

     The flat panel and phased array antennas are flat antennas that typically incorporate a group of constituent antennas all of which are equidistant from the center point. These types of antennas are used to receive and/or transmit data, voice and, in some cases, video from microwave transmitters or satellites. The Company is currently developing and selling various versions of these antennas to private, commercial and governmental entities. As described below, the Company's three primary projects for this antenna design are (i) the "off-air" antennas for local television reception with satellite and other TV,
(ii) the flat panel receive and transmit antennas for Micron Communications, a subsidiary of Micron Technologies Inc. ("Micron"), and (iii) the MMDS phased array antenna systems for the wireless cable market as described below.

     Off-Air Antennas For Local Reception With Satellite And Other TV. Home satellite television systems recently have become extremely popular and affordable. The single biggest drawback to the 18" home TV satellite system is that the viewer cannot receive local TV broadcasts from the satellite system. U.S. federal law prohibits subscribers to satellite services from receiving local channels or other network programming if those networks are available using a VHF/UHF antenna. In order to receive local TV broadcasts, the viewer must resort to installing outdated receive equipment which typically includes "rabbit ears" or the conventional "yagi" roofmount antenna. In December 1996, the Company introduced two new flat conformal antenna systems to provide local TV reception where digital satellite systems are utilized. These antennas combine the Company's conformal and phased array technology.

     The Company's FREEDOM(TM) Antenna System is a flat VHF/UHF TV antenna that provides local TV reception and attaches to the back of the satellite dish so that it is virtually invisible when installed. Designed to be inconspicuous, the FREEDOM(TM) Antenna is an ideal solution to the problem of local TV program reception with the popular 18" dishes.

     In July 1997, the Company was licensed by DIRECTV(R), a division of Hughes Electronics Corporation, to use the DSS(R) trademark on the Company's new FREEDOM(TM) Antenna system. Prior to issuing the license, DIRECTV(R) evaluated the FREEDOM(TM) Antenna for performance. DIRECTV(R), which is the largest provider of direct-to-home (DTH) digital programming, broadcasts directly from satellites to the home via the popular, easily installed 18" satellite dish.

     The WALLDO(TM) Antenna System is a flat VHF/UHF TV antenna, measuring 15 1/2"x 13" x 2", which attaches to the house or other structure and provides local TV reception. This antenna is designed so that it conceals the fact that an outdoor antenna has been installed. Both the FREEDOM(TM) and the WALLDO(TM) antennas are omnidirectional and work in locations where a medium gain antenna is required, which is generally within a 25 mile radius of the local TV stations' transmitters. Because the WALLDO(TM) antennas can be attached to the side of the house or to the other structures, the Company will market it as the solution to the problem of antenna installations on rooftops where there may be limitations due to zoning codes, covenants, or homeowner restrictions or where there is the need for a more aesthetically pleasing solution. The Company has not applied to DIRECTV(R) for licensing the WALLDO(TM) Antenna.

     In March 1998, the Company announced that it had agreed with Jasco Products, Inc. ("Jasco") based in Oklahoma City, Oklahoma for Jasco to market the Company's new local TV antennas. Under the arrangement, Jasco will market the antennas to mass-market retail accounts within the United States under the Emerson(R) name and will be responsible for the marketing and distribution of the antennas, including product literature, in-store point of purchase displays, and other related marketing services to these customers.

     Flat Panel Antennas for Micron Communications. By modifying its existing line of flat panel and phased array antenna designs, the Company has developed and is in the process of submitting final prototype antennas for approval and possible incorporation into Micron Communication's Microstamp(R) program.
Micron's Microstamp(R) product is a small remote intelligence device that can store 256 bytes of data and communicate by remote antennas with a host computer from up to 40 feet away. Typical applications for the Microstamp(R) product include automatic fuel dispensing, airline baggage tracking, automated warehouse solutions and personnel ID and access control.

     MMDS Antennas For Wireless Cable. In 1995, the Company introduced three new phased array antenna systems to the wireless cable market. Known in the industry as MMDS (Multichannel, Multipoint Distribution Systems), these antenna systems are direct competitors of cable TV and satellite TV. MMDS (wireless cable) is similar to conventional cable with the exception that it uses a microwave frequency to transmit the channels for home viewing. The signals can usually be received approximately 30 miles from the transmitter by installing a receive antenna on the subscriber's home.

     As a result of the enactment of the U.S. 1996 Telecommunications Act, telecommunications companies are now permitted to compete directly in the video distribution market in the United States. This allows companies such as BellSouth, Pacific Telesis, BellAtlantic and Nynex to use this technology to deliver video programming to selected major markets.

     The Company's MMDS antennas replace conventional grid antennas commonly installed as the receiving antenna on customers' rooftops. The product offers several features over conventional parabolic antennas in that it is flat, has a higher efficiency allowing for a smaller size, and can be mounted in several locations in the home such as windows, an eave or the chimney. Typically the Company's phased array products perform on an equal basis to conventional antennas with cost savings and substantial installation and maintenance savings to the MMDS service provider. The Company sold over 1,000 of its MMDS antennas through a distributor to BellSouth Corporation in 1997 for a test of BellSouth's new digital MMDS system and is currently attempting to market its flat antenna to other domestic and international wireless cable customers. The wireless cable industry in general is experiencing delays in the roll out of the digital cable systems. The Company is currently allocating few of its marketing and manufacturing resources to this industry until it believes that there is a clear direction with respect to wireless cable digital programming. At such time that this trend reverses, the Company will aggressively market its existing products to digital wireless cable providers.

                                 Other Antennas

     The Company is pursuing new business opportunities for the conformal and phased array antennas by continuing to broaden and adapt its existing technologies. Currently, the Company designs or manufactures antennas varying in frequency from 27 MHz to 12 GHz. These antennas all use the Company's flat antenna design to provide inconspicuous installation. All of the Company's antennas are designed to be manufactured using existing design footprints. This allows the Company to better use its engineering and technical staff, suppliers and production staff. This also allows the Company, in some cases, to use existing tools, dies and radomes for more than one product.

Marketing And Distribution

     The Company's commercial line of antennas is marketed by the Company directly to distributors, installers and retailers of antenna accessories. Current distribution consists of several domestic and international distributors, including several hundred active retail dealers. The Company markets its diversified proprietary designs to its existing and potential customers in the commercial, government and retail market places. Potential customers are identified through trade advertising, phone contacts, trade shows, and field visits. The Company also provides individual catalog and specification brochures describing existing products. The same brochures are utilized to demonstrate the Company's capabilities to develop related products for O.E.M. and other commercial customers. The Company introduced its web page, www.antennas.com, in late 1997. This web page includes information about the Company's products and background as well as financial and other Shareholder-oriented information. The web page, among other things, is designed to encourage both existing and potential customers to view the Company as a potential source for diversified antenna solutions. The Company expects to receive additional inquiries through the web page in 1998 that will be pursued by the Company's in-house sales personnel. To help customers get answers quickly about its products, the Company has established a toll-free telephone number administered by our customer service personnel from 8:00 am to 5:00 pm MST. All the Company's products are currently made in the U.S.A., which the Company considers to be a marketing advantage over most of its competitors. Many of the products developed by the Company are currently being marketed internationally. The Company currently has 9 international distributors marketing its products in 12 countries.

Production

     The Company made many changes to its production operations in 1997. In anticipation of continued growth, investments were made in manufacturing equipment and facilities as well as personnel. The manufacturing of the
Company's products is now more under the control of the Company than ever before. The Company now produces most of the customized items it uses to manufacture its products excluding cable, connectors and other generic components. It is anticipated that these changes will allow the Company to be more efficient and more responsive to customers, will lower the overall cost of production, and will better allow the Company to take advantage of more opportunities in the wireless communications market.

Research And Development

     Research and development and software costs are charged to operations when incurred and are included in operating expenses except when specifically contracted by the Company's customers. Except for salaries of engineering personnel involved in research and development, the Company's research and development costs were not material in 1996 or 1997. The Company's research and development personnel develop products to meet specific customer, industry and market needs that the Company believes will compete effectively against products distributed by larger companies. Quality assurance programs are implemented into each development and manufacturing project, and the Company enforces strict quality requirements on components received from non-Company manufacturing facilities. There can be no assurance that the Company's research and development activities will lead to the successful introduction of new or improved products or that the Company will not encounter delays or problems in connection therewith. The cost of completing new technologies to satisfy minimum specification requirements and/or quality and delivery expectations may exceed original estimates that could adversely affect operating results during any financial period.

Employees

     The Company currently has 42 full time employees including Randall P. Marx, Chief Executive Officer and Treasurer, Kevin O. Shoemaker, Chairman of the Board and Chief Scientist, and Richard L. Anderson, Vice President of Administration and Secretary. Each of Messrs. Marx, Shoemaker and Anderson is a director of the Company.

Competition

     The antenna and receiver industry is highly competitive, and the Company's current and proposed products compete with products of larger companies that are better financed, have established markets, and maintain larger sales organizations and production capabilities. In marketing its products, the Company has encountered competition from other companies, both domestic and international, marketing more conventional antenna systems. Therefore, at the present time the Company's market share of the overall antenna business is small, but is significantly greater for the non-conventional antenna market. The Company's antenna products are designed to be unique and in some cases are patented. The Company's products normally compete with other products principally in the areas of price and performance. However, the Company believes that its unique antenna products work as well as conventional products in the same design class of products, usually sell for approximately the same price or less than competing antennas, are easier to install, and in most cases are more desirable, primarily due to being less conspicuous.

Government Regulations

     The Company is subject to government regulation of its business operations in general, and the telecommunications industry also is subject to regulation by federal, state and local regulatory and governmental agencies. Under current laws and the regulations administered by the Federal Communications Commission, there are no federal requirements for licensing antennas that only receive (and do not transmit) signals. Current laws and regulations are subject to change and the Company's operations may become subject to additional regulation by governmental authorities. A change in either statutes or rules may have a significant effect on government regulation of the Company's business.

Patents

     Kevin O. Shoemaker, the Company's Chief Scientist and Chairman of the Board, is the record owner of a U.S. patent, subject to annual renewal fees, valid through the year 2007, for microstrip antennas and multiple radiator array antennas. Mr. Shoemaker also is the record owner of a U.S. patent for a serpentine planar broadband antenna valid through the year 2011. This is the design that the Company uses for some of its conformal antennas, including the vehicular disguised decal antennas, local broadcast antennas and other products. In addition, Mr. Shoemaker and Randall P. Marx, the Company's Chief Executive Officer, are the record owners of a patent relating to the technique and design of the Company's FREEDOM(TM) and WALLDO(TM) local TV, VHF/UHF antenna systems. Furthermore, Mr. Shoemaker and Mr. Marx have jointly applied for additional patents which include the process used to manufacture certain of the Company's flat planar antennas and conformal antennas, the technology required for certain of the Company's conformal antennas to function, and the design of certain of the Company's products. Mr. Shoemaker and Mr. Marx each has permanently assigned to the Company all of the rights in these and all other antennas that have been and will be developed while employed by the Company.

Properties

     The Company is the tenant on a three year lease which expires May 15,2000 on 5,100 square feet of office space and 17,500 square feet of production space in Wheat Ridge, Colorado at a cost of $15,389.58 per month. The Company is obligated to pay for all utilities, taxes and insurance on the production space. The property is in good condition. The Company is currently looking for additional warehouse and production space to support the continued growth of the Company's operations.

Legal Proceedings

     On February 9, 1998, Mega Circuits, Inc. ("MCI") filed suit against the Company for payment of approximately $33,000 for components allegedly billed to the Company, some of which were used for the Company's passive repeater antenna system which the Company was forced to recall in 1996. In its answer, the Company has denied any liability to MCI, asserted a number of defenses based on MCI's failure to deliver proper products ordered by the Company, and has asserted a counterclaim for damages for, among other things, the recall of several thousand of the Company's passive repeater antennas in fiscal 1996. The Company intends to vigorously defend the claim of MCI and to press its counterclaim.

     On August 6, 1997, the Company filed a lawsuit against a competitor, three individuals, and another entity for false and/or misleading representations regarding the Company's local TV antennas. The suit was filed in the United States District Court for the Northern District of Illinois. The suit includes related supplemental claims for consumer fraud under the Illinois Consumer Fraud and Deceptive Trade Practices Act, deceptive trade practices under the Illinois Deceptive Trade Practices Act, and tortious interference with prospective economic advantage, unfair competition and trade disparagement under Illinois common law. The lawsuit relates to a report which falsely disparages Antennas America, Inc.'s local TV antennas. Two distributors of the Company's products, Jasco Products Company, Inc. and MITO Corporation, joined the lawsuit as plaintiffs. The defendants are in the process of answering the Complaint.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

     The Company's working capital was $122,796 at December 31, 1997 as compared to $14,986 at December 31, 1996. The $107,810 increase was due to higher accounts receivable, inventory and a tax asset which were partially offset by higher accounts payable and notes payable due to the increased sales and operations during 1997. From December 31, 1997 to March 31, 1998, working capital decreased by $42,908 to a total of $79,888. The decrease was primarily due to an increase in accounts payable, partially offset by an increase in accounts receivable. These increases are also attributable to the continued increases in sales and operations.

     The Company had total assets of approximately $1,627,071 as of December 31, 1997 as compared with $944,232 as of December 31, 1996. Total liabilities were

$1,147,114 as of December 31, 1997 as compared with $613,775 as of December 31, 1996. The 72% increase in assets and 87% increase in liabilities is primarily due to the increased sales and operations of the Company in 1997. Total assets increased by $60,846 or 4%, and total liabilities increased by 54,977 or 5%, from December 31, 1997 to March 31, 1998. These increases are both attributable to continued increases in sales and operations.

     The Company's net worth was $479,957 as of December 31, 1997 as compared with $330,457 as of December 31, 1996. This increase results primarily from the Company's 1997 net income. Net worth at March 31, 1998 was $485,826 with an increase due to the period's earnings. As a result of past operations, the Company has an income tax operating loss carryforward of $563,400. The Company has determined the likelihood of continued profitability for the year ending December 31, 1998 and has recorded a $197,509 benefit for net operating loss carryforward as provided for in FAS 109 that it reasonably expects to utilize.

     The Company's ability to generate sales revenues is dependent upon its ability to pay for research and development and for materials and overhead required in the production process. On May 23, 1997, the Company secured a credit facility with Norwest Business Credit, Inc., a subsidiary of Norwest Bank, Minneapolis, Minnesota. The credit facility is a $500,000 revolving loan secured by the Company's accounts receivable, inventory and equipment which is now scheduled to terminate May 31, 1999. The Company is using the proceeds from the credit facility for working capital, capital expenditures associated with its product development, and for general corporate purposes.

     The Company's future capital requirements will depend upon many factors, including the recruitment of key technical and management personnel, the need to maintain adequate inventory levels to meet projected sales, the expansion of its marketing and sales efforts, requirements of additional manufacturing equipment, and the success of the Company's research and development efforts.

Results of Operations

Fiscal Year Ended December 31, 1997 Compared To Fiscal Year Ended December 31, 1996

     For the year ended December 31, 1997, the Company's total revenues were $3,012,266 as compared with $1,975,184 for the prior year. The 53% increase in revenues is primarily attributable to introduction of the Company's new FREEDOM(TM) and WALLDO(TM) off-air antenna products and the increase in sales of the Company's mobile line of antenna solutions.

     The Company's net income increased to $134,500 from $9,346 in 1996. The sales of the Company's FREEDOM(TM) and WALLDO(TM) antennas and the increase in international sales of the mobile line of antenna solutions are the primary contributing factors to this increase.

     The increase in selling, general and administrative expenses to $1,080,641 in 1997 from $744,673 in 1996 is attributable to the Company's increase in operations and personnel related to the increase in revenue and development activity for fiscal 1997 and 1998, a decrease in the outsourcing of certain production functions of the Company, adding production space and personnel to production and administrative positions, and the related costs associated with these positions.

     Interest expense increased by $14,212 for fiscal 1997 over fiscal 1996. The increase is primarily attributable to the costs associate with the Company's increase in revenues, inventory and development activity in 1997 and the use of the Company's line of credit to finance these activities.

Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997

     For the three month period ended March 31, 1998, the Company's total revenues were $842,784 as compared to $615,376 for the same period in 1997. The 37% increase in sales is primarily due to the increased sales of the Company's FREEDOM(TM) and WALLDO(TM) local TV antenna systems.

     The Company's net income for the three months ended March 31, 1998 was $5,869 compared with $33,939 for the three months ended March 31, 1997. The decrease is attributable to a decrease in gross margin on sales for the period, the expenses associated with the development of several new antenna systems to be introduced in the second half of 1998, and increases in depreciation expense resulting from an increased amount of manufacturing equipment.

     The increase in selling, general and administrative expenses to $322,415 for the three months ended March 31, 1998 from $227,027 for the same period in 1997 is due to the Company's increase in operations and personnel, increases in production and administrative functions and other costs related to these new positions and changes.

     Interest expense increased by $2,116 or 14% from the three months ended March 31, 1997 to March 31, 1998 due to costs associated with the Company's growth as well as new borrowings under the Company's line of credit.

                                   MANAGEMENT

     The directors and executive officers of the Company, their respective positions and ages, and the year in which each director was first elected, are set forth in the following table. Each director has been elected to hold office until the next annual meeting of shareholders and thereafter until his successor is elected and has qualified. Additional information concerning each of these individuals follows the table.

         Name            Age     Position with the Company       Director Since
         ----            ---     -------------------------       --------------
Randall P. Marx           46     Chief Executive Officer;             1990
                                 Treasurer; and Director

Kevin O. Shoemaker        43     Chairman of the Board; Chief         1989
                                 Scientist; and Director

Richard L. Anderson       49     Vice President; Secretary;           1994
                                 and Director

Julie H. Grimm            31     Chief Financial Officer               -

Bruce Morosohk            40     Director                             1989

Sigmund A. Balaban        56     Director                             1994

Donald A. Huebner         53     Director                             1998

     Randall P. Marx has served as Chief Executive Officer since November 1991, as a director since May 1990, and as Treasurer since December 1994. From May 1990 until November 1991, Mr. Marx advised the Company with respect to marketing matters. From 1989 to 1991, Mr. Marx served as a consultant to three domestic and international electronic companies. His responsibilities consisted primarily of administration, finance, marketing and other matters. From 1983 until 1989 Mr. Marx served as President of THT Lloyd's Inc., Lloyd's Electronics Corp. and Lloyd's Electronics Hong Kong Ltd., international consumer electronics companies. THT Lloyd's Inc. purchased the Lloyd's Electronics business from Bacardi Corp. in 1986. Prior to 1983, Mr. Marx owned a sales and marketing company involved in the consumer electronics business.

     Kevin O. Shoemaker has served as the Chairman of the Board of the Company since 1989. He also served as Executive Vice President from May 1990 until November 1991 and as President from November 1991 until April 1994. Mr. Shoemaker's prior employment included serving as a design engineer for Martin Marietta Aerospace, an aerospace defense contractor, and as a technical specialist for Ball Aerospace Systems, an aerospace contractor.

     Richard L. Anderson has served as a director of the Company since December 1994. From March 1, 1995 until December 31, 1995, he served as a part-time consultant to assist with the general operations of the Company. Since January 1, 1996, Mr. Anderson has served as Vice President of Administration for the Company, and as of March 2, 1998 he has held the position of Secretary. From 1990 to 1995, Mr. Anderson served as an independent financial contractor underwriting residential and commercial real estate first mortgage credit packages. From October 1985 until March 1990, Mr. Anderson served as Senior Vice President, Administration of Westline Mortgage Corporation, a Denver, Colorado based mortgage loan company that was a subsidiary of Bank Western Federal Savings. Prior to October 1985, Mr. Anderson served as Vice President, Human Resources for Midland Federal Savings.

     Julie H. Grimm became Chief Financial Officer of the Company in May 1998 and an employee of the Company in April 1998. From 1997 to 1998, Ms. Grimm, a Certified Public Accountant, was the Accounting Manager for Qwest Communications, a telecommunications company based in Denver. From 1991 to 1997, Ms. Grimm was employed by Harris Corporation, a Florida-based electronics manufacturing company, as the Financial Audit Manager. Prior to 1991, Ms. Grimm was with Ernst & Young, LLP, in Atlanta, Georgia, serving clients in the manufacturing industry.

     Bruce Morosohk has served as a director of the Company since 1989. He also served as Secretary from 1988 until March 1998 and as Treasurer from November 1991 to December 1994. From 1980 until 1991, Mr. Morosohk was employed by R. Greenberg and Associates, a private film production firm, serving as a cameraman from 1981 to 1991, as manager of the Animation Department from 1988 to 1989, and as Director of Animation from 1989 to 1991.

     Sigmund A. Balaban has served as director of the Company since December 1994. Mr. Balaban has served as Vice President, Credit of Teknika Electronics of Fairfield, New Jersey, since 1986 and as Senior Vice President and General Manager of Teknika Electronics since 1992. In October 1995, Teknika Electronics changed its name to Fujitsu General America, Inc. Fujitsu General America, Inc. is a subsidiary of Fujitsu General, Ltd., a Japanese multiline manufacturer.

     Donald A. Huebner has served as a director of the Company since May 15, 1998. Dr. Huebner has served as Department Staff Engineer of Lockheed
Martin  Astronautics  in  Denver,  Colorado  since  1986.  In this capacity, Dr.

Huebner served as technical consultant for phased array and space craft antennas as well as other areas concerning antennas and communications. Prior to joining Lockheed Martin, Dr. Huebner served in various capacities with Ball Communication Systems and Hughes Aircraft Company. Dr. Huebner also has served as a part-time faculty member in the electrical engineering departments at the University of Colorado at Boulder, California State University at Northridge, and University of California, Los Angeles ("UCLA"). Dr. Huebner also has served as consultant to various companies, including as a consultant to the Company from 1990 to the present. Dr. Huebner received his Bachelor of Science in Electrical Engineering from UCLA in 1966 and his Master's of Science in Electrical Engineering from UCLA in 1968. Dr. Huebner received his Ph.D. from UCLA in 1972 and a Master's in Telecommunications from the University of Denver in 1996. Dr. Huebner is a member of a number of professional societies, including the Antennas And Propagation Society and Microwave Theory And Technique Society of the Institute of Electrical and Electronic Engineers.

     Each of the Company's officers serves at the pleasure of the Company's Board of Directors. There are no family relationships among the Company's officers and directors except that Messrs. Shoemaker and Morosohk are brothers-in-law.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth in summary form the compensation received during each of the Company's three successive completed fiscal years ended December 31, 1997 by the Chief Executive Officer and Chairman Of The Board of the Company. No executive officer of the Company, including the Chief Executive Officer and the Chairman Of The Board, received total salary and bonus exceeding $100,000 during any of the three successive fiscal years ending December 31, 1997.

                                                         Summary Compensation Table
                                                         --------------------------
                                                                                    Long Term Compensation
                                                                                    ----------------------
                                         Annual Compensation                        Awards             Payouts
                                         -------------------                        ------             -------
                                                                                Restricted
Name and                                                       Other Annual     Stock                 LTIP      All other
Principal Position            Fiscal      Salary      Bonus    Compensation     Awards    Options     Payouts   Compensation
                              Year        ($)(1)      ($)(2)      ($)(3)         ($)        (#)       ($)(4)       ($)(5)
----------------------------------------------------------------------------------------------------------------------------
Randall P. Marx               1997        $75,000     $10,100      -0-           -0-        -0-        -0-         -0-
Chief Executive Officer,
Treasurer and a Director      1996         75,000         -0-      -0-           -0-        -0-        -0-         -0-

                              1995         75,000      10,030      -0-           -0-        -0-        -0-         -0-

Kevin O. Shoemaker            1997        $54,000         -0-      -0-           -0-        -0-        -0-         -0-
Chairman Of The Board,
Chief Scientist, and a        1996         54,000         -0-      -0-           -0-        -0-        -0-         -0-
Director
                              1995         54,000         -0-      -0-           -0-        -0-        -0-         -0-

-----------------------
   (1) The dollar value of base salary (cash and non-cash) received during the year indicated.

  (2) The dollar value of bonus (cash and non-cash) received during the year indicated.

   (3) During the period covered by the Summary Compensation Table, the Company did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

   (4) The Company does not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year except for the Company's 1997 Stock Option And Compensation Plan.

   (5) All other compensation received that the Company could not properly report in any other column of the Summary Compensation Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer, and, the full dollar value of the remainder of the premiums paid by, or on behalf of, the Company.

    1997 Stock Option And Compensation Plan. In November 1997, the Board of Directors approved the Company's 1997 Stock Option And Compensation Plan (the "Plan"). Pursuant to the Plan, the Company may grant options to purchase an aggregate of 5,000,000 shares of the Company's Common Stock to key employees, directors, and other persons who have or are contributing to the success of the Company. The options granted pursuant to the Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. The Plan is administered by an option committee that determines the terms of the options subject to the requirements of the Plan, except that the option committee shall not administer the Plan with respect to automatic grants of options to directors of the Company who are not also employees of the Company ("Outside Directors"). The option committee may be the entire Board or a committee of the Board. Outside Directors automatically receive options to purchase 250,000 shares pursuant to the Plan at the time of their election as an Outside Director. These options held by Outside Directors are not exercisable at the time of grant. Options to purchase 50,000 shares become exercisable for each meeting of the Board of Directors attended by each Outside Director on or after the date of grant of the options to that Outside Director. The exercise price for options granted to Outside Directors is equal to the fair market value of the Company's Common Stock on the date of grant. All options granted to Outside Directors expire five years after the date of grant. On the date that all of an Outside Director's options have become exercisable, options to purchase an additional 250,000 shares, which are not exercisable at the time of grant, shall be granted to that Outside Director. Mr. Balaban, the sole Outside Director on November 19, 1997, received options to purchase 250,000 shares, at an exercise price of $.08 per share, pursuant to the Plan on November 19, 1997. Grants of options pursuant to the Plan were conditioned upon the approval of the Plan by the Company's Shareholders on or before November 18, 1998. The Plan was approved by the Company's shareholders on May 15, 1998 and the options previously granted under the Plan may be exercised beginning 60 days after that date.

     Compensation Of Outside Directors. Outside Directors are paid $250 for each meeting of the Board of Directors that they attend. For meetings in excess of four meetings per year, Outside Directors will receive $50 per meeting. Pursuant to the Plan, Outside Directors may elect to receive payment of the meeting fee in the form of the Company's restricted Common Stock at a rate per share equal to the fair market value of the Company's Common Stock on the date of the meeting by informing the Company's Secretary, Chief Executive Officer or President of that election on or before the date of the meeting. Directors also will be reimbursed for expenses incurred in attending meetings and for other expenses incurred on behalf of the Company. In addition, each director who is not an employee automatically receives options to purchase shares of Common Stock pursuant to the Plan. See above, "1997 Stock Option And Compensation Plan".

    Prior to the adoption of the Plan in November 1997, the Company granted options ("Outside Director Options") and shares ("Outside Director Shares") to the Outside Directors commencing in January 1995. On January 3, 1995, Outside Directors Options to purchase 250,000 shares at an exercise price of $.05 per share were granted to each of Sigmund A. Balaban and Richard L. Anderson, who both were Outside Directors at the time. The closing bid price for the Common Stock was $.001 per share on January 3, 1995. All options granted to Mr. Balaban become exercisable on July 14, 1998. Of the options granted to Mr. Anderson, 150,000 become exercisable on July 14, 1998, and the remaining 100,000 will not become exercisable because Mr. Anderson is no longer an Outside Director. He became an officer and employee of the Company in January 1996. These options expire on January 3, 2000.

   Outside Director Options to purchase an additional 250,000 shares were issued to Mr. Balaban on December 26, 1996 at an exercise price of $.0475 per share, which was the closing bid price on the date of grant. These options become exercisable on July 14, 1998 and may be exercised until December 26, 2001.

    For the  period  from  January  1995  through  the  adoption  of the Plan in
November 1997, Outside Directors were allowed to receive their meeting attendance fees in the form of Common Stock based on the fair market value of the Common Stock on the date of the meeting. Mr. Balaban and Mr. Anderson elected to receive an aggregate of 44,128 shares pursuant to this arrangement. The Outside Director Options and the Outside Director Shares granted prior to May 15, 1998 were subject to shareholder approval. In addition, no Outside Director Options granted prior to May 15, 1998 may be exercised until 60 days after shareholder approval of those options. As indicated above, the Company's shareholders approved those grants of Outside Director Options and Outside Director Shares on May 15, 1998.

     Option Grants. In addition to the automatic grant of options to the Outside Director described above under "1997 Stock Option And Compensation Plan", stock options have been granted pursuant to the Company's Plan on two occasions. On November 19, 1997, each of three employees was granted options to purchase 100,000 shares, for an aggregate of 300,000 shares, at an exercise price of $.10 per share, contingent upon certain corporate goals being met. These options expire on November 19, 1999. On April 14, 1998, options to purchase 50,000 shares at an exercise price of $.12 per share were issued to an employee of the Company. These options become exercisable upon certain corporate goals being met and expire on April 14, 2000. Also on April 14, 1998, the Board of Directors approved the issuance of options to purchase up to 300,000 shares of common stock at an exercise price of $.105 to Julie H. Grimm, who became an employee of the Company on April 28, 1998 and who was elected Chief Financial Officer of the Company on May 15, 1998. Of these options, options to purchase 100,000 shares will become exercisable on July 27, 1998 (90 days after her employment commenced) and the remaining options to purchase 200,000 shares will become exercisable on April 28, 1999 (one year after her employment commenced). The respective options terminate two years after they first become exercisable.

    The Company currently is negotiating an employment agreement with Mr. Anderson that is anticipated to provide for the issuance of options under the Plan. See below, "-Employment Contracts And Termination Of Employment And Change-In-Control Arrangements".

Employment  Contracts  And  Termination  Of  Employment  And   Change-In-Control
Arrangements

    Effective as of March 19, 1998, the Company entered into an Employment Agreement with Kevin O. Shoemaker, the Chairman of the Board and Chief Scientist of the Company. The Employment Agreement provides for a two-year term at an annual salary rate of not less than $66,000 per year. Mr. Shoemaker's annual salary rate pursuant to the Employment Agreement will increase to $70,000 if Mr. Shoemaker meets the criteria for receiving a bonus pursuant to the Employment Agreement. Mr. Shoemaker is eligible to receive a bonus for a particular fiscal year during the term of the Employment Agreement if the Company has net profits of at least $300,000 for that fiscal year and if Mr. Shoemaker contributes a reasonable amount of finished products to the Company's assortment of existing products for that fiscal year. If these criteria are met, Mr. Shoemaker also will receive a bonus in 1999 ranging from $10,000 if the Company has net profits in the applicable fiscal year of at least $300,000 up to a bonus of $30,000 if the Company has net profits in the applicable fiscal year of at least $900,000. In connection with the Employment Agreement, Mr. Shoemaker agreed not to sell or otherwise dispose of any shares of Common Stock prior to December 31, 1999 without the prior written consent of the Company.

     The Company does not have any written employment contracts with respect to any of its other executive officers. However, the Company does anticipate entering into a written employment agreement with Randall P. Marx, the Company's Chief Executive Officer and Richard L. Anderson, Vice President, Administration. Both Messrs. Marx and Anderson's prior employment contracts expired December 31, 1997. The Company and Mr. Anderson currently are negotiating the terms of Mr. Anderson's employment agreement. Although a definitive agreement has not yet been entered into, it is anticipated that the agreement will provide that options to purchase, subject to the restrictions described below, up to 1,000,000 shares of Common Stock will be issued to Mr. Anderson pursuant to the Plan. The agreement is anticipated to provide that options to purchase 150,000 shares will become exercisable if the Company has net operating income ("NOI"), determined after subtracting interest expense but before adding any income related to forgiveness of indebtedness owed by the Company, of between $300,000 and $599,000 in 1998, options to purchase 300,000 shares will become exercisable if 1998 NOI is between $600,000 and $899,999, and options to purchase 500,000 shares will become exercisable if 1998 NOI is at least $900,000. Options to purchase an additional 150,000 shares will become exercisable if 1999 NOI is between $400,000 and $699,999, options to purchase 300,000 shares will become exercisable if 1999 NOI is between $700,000 and $999,999, and options to purchase 500,000 shares will become exercisable if 1999 NOI is at least $1,000,000. These options will become exercisable upon the determination of the respective NOI and expire two years after becoming exercisable. The exercise price for these options will be the greater of $.135 per share or the fair market value of the Company's Common Stock on the date a definitive agreement is reached.

     In addition, the Company anticipates entering into a written employment agreement with Julie H. Grimm, the Company's Chief Financial Officer. Although a definitive agreement has not yet been reached, the Company anticipates that the written agreement with Ms. Grimm shall provide for a two year contract period, with an annual starting salary of $60,000. In addition, in connection with Ms. Grimm's employment the Board issued to Ms. Grimm the option to purchase 300,000 shares of Common Stock at an exercise price of $.105 pursuant to the Plan. See above "-Option Grants".

     The Company has no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment with the Company or from a change-in-control of the Company or a change in an executive officer's responsibilities following a change-in-control, except that the Plan provides for vesting of all outstanding options in the event of the occurrence of a change-in-control.

                         BENEFICIAL OWNERS OF SECURITIES

      As of May 15, 1998, there were 73,839,422 shares of the Company's Common Stock outstanding. The following table sets forth certain information as of May 15, 1998 with respect to the beneficial ownership of the Company's Common Stock by each director, by all executive officers and directors as a group, and by each other person known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock:

Name and Address of Beneficial Owner         Number of Shares      Percent
                                             Beneficially          of Class
                                             Owned
----------------------------------------------------------------------------
Richard L. Anderson                          1,481,000 (1)           2.0
Antennas America Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033

Sigmund A. Balaban                           1,053,700 (2)           1.4
10 Grecian Street
Parsippany, NJ 07054

Randall P. Marx                              7,005,000 (3)           9.5
Antennas America Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033

Bruce Morosohk                               5,491,117 (4)           7.4
Antennas America Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033


Kevin O. Shoemaker                           6,434,474 (5)           8.7
Antennas America Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033

Donald A. Huebner                              250,000 (6)            *
6305 W. Apache Drive
Larkspur, CO 80118

Julie H. Grimm                                 300,000 (7)            *
Antennas America Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033

All Officers and Directors as a group       22,015,291(1)(2)(6)(7)  29.1
(seven persons)

Millennium Holdings Group, Inc.              6,000,000 (8)           7.5
2200 Corporate Boulevard, N.W., Suite 311
Boca Raton, FL 33431

Rocky Mountain Gastroenterology P.C.         4,750,000               6.4
Profit Sharing Trust
6550 West 38th Avenue, Suite 300
Wheat Ridge, CO 80033

----------------------------------
*  Less than one percent.


(1) Includes 636,500 shares owned by the Lloyd Anderson Marital Trust B Dated June 21, 1990, for which Richard L. Anderson serves as trustee; and options under the Plan to purchase 150,000 shares for $.05 per share that expire on January 3, 2000. See above, "Executive Compensation - Option Grants".

(2) Includes options under the Plan to purchase 250,000 shares at $.05 per share until January 3, 2000, options under the Plan to purchase 250,000 shares at $.0475 per share until December 26, 2001, and options under the Plan to purchase 250,000 shares at $.08 per share until November 19, 2002, all of which currently are exercisable, and options under the Plan to purchase 250,000 shares at $.085 per share until May 15, 2003, none of which currently are exercisable.

(3) Includes 835,000 shares owned by the Harold and Theora Marx Living Trust, of which Mr. Marx's parents are trustees. Mr. Marx disclaims beneficial ownership of these shares.

(4) Does not include the following shares as to which Mr. Morosohk disclaims beneficial ownership: (a) 6,434,474 shares owned by Kevin Shoemaker, Mr.
Morosohk's brother-in-law, and (b) an aggregate of 191,780 shares owned by Mr. Morosohk's siblings and their respective spouses.

(5) Does not include 5,491,117 shares owned by Bruce Morosohk, Mr. Shoemaker's brother-in-law, as to which shares Mr. Shoemaker disclaims beneficial ownership.

(6) Consists of Outside Director Options under the Plan to purchase 250,000 shares at $.085 per share until May 15, 2003. As of May 15, 1998, the only exercisable portion of these options are options to purchase 50,000 shares.

(7) Consists of options under the Plan to purchase 300,000 shares of Common Stock for $.105 per share, with 100,000 to become exercisable on July 27, 1998 and expire on July 27, 2000, and the remaining 200,000 shares to become exercisable on April 28, 1999 and to expire on April 28, 2001.

(8) Consists of currently exercisable options to purchase 2,000,000 shares for $.06 per share until the earlier to occur of January 2, 2000 or 120 days after the effective date of a registration statement covering the sale of the shares underlying that option (the "Option Shares Registration Statement"), 2,000,000 shares for $.10 per share until the earlier to occur of January 2, 2000 or 365 days after the effective date of the Option Shares Registration Statement, and 2,000,000 shares for $.30 per share until the earlier to occur of January 2, 2000 or 365 days after the effective date of the Option Shares Registration Statement.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company's authorized capital consists of 250,000,000 shares of $.0005 par value Common Stock. The Company had 73,839,422 shares of Common Stock issued and outstanding as of April 15, 1998, which were held by 340 shareholders of record.

      Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, as, and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock of the Company is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. All outstanding shares of Common Stock issued will be fully paid and nonassessable by the Company. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Articles Of Incorporation and without shareholder action.

      All shares of Common Stock have equal voting rights and voting rights are not cumulative. The holders of more than 50 percent of the shares of Common Stock of the Company could, therefore, if they chose to do so, elect all the directors of the Company.

      Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after satisfaction of all liabilities, will be distributed pro rata to the holders of the Common Stock.

      The Company has not paid any cash dividends since its inception.

      The Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of options under the Company's 1997 Stock Option And Compensation Plan.

Transfer Agent And Registrar

      The transfer agent and registrar of the Company is American Securities Transfer & Trust, Inc.

                      INACTIVE TRADING OF THE COMMON STOCK

      Although the Company's Common Stock is publicly held, there currently is not an active trading market for the Common Stock. See "RISK FACTORS - Inactive Trading Of The Common Stock; Possible Volatility Of Stock Price".

      To the extent that there is trading in the Company's Common Stock, of which there is no assurance, the Common Stock trades in the over-the-counter market and is quoted on the OTC Bulletin Board. It is not quoted on the Nasdaq system or any exchange. The closing quotes for the Common Stock on May 15, 1998 were $.085 bid and $.095 asked. It should be assumed that even with this OTC Bulletin Board quote, there is an extremely limited trading market - and very little liquidity - for the Company's Common Stock.

                             SELLING SECURITY HOLDER

     The Company is registering the transfer of an aggregate of 6,000,000 shares (the "Shares") of Common Stock by the Selling Security Holder. The Selling Security Holder may sell its Common Stock at such prices as it is able to obtain in the market or as otherwise negotiated. The Company will receive no proceeds from the sale of Common Stock by the Selling Security Holder. Additionally, agents, brokers or dealers may acquire Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Shares or interests in such capacity. The Selling Security Holder informed the Company that it does not have any arrangements or agreements with any underwriters or broker/dealers to sell the Shares, and intends to contact various broker/dealers to identify prospective purchasers. Prior to this offering, the Selling Security Holder beneficially owned 6,000,000 shares of Common Stock underlying options held by the Selling Security Holder, or approximately 7.5 percent of the Company's outstanding Common Stock. If the Selling Security Holder sells all the Shares offered hereby, the Selling Security Holder will not own any shares of the Company's Common Stock after this offering.

      Millennium Holdings Group, Inc. ("Millennium"), the Selling Security Holder, entered into a Consulting Agreement with the Company effective as of December 31, 1997. The Consulting Agreement provides as follows: (A) Millennium will provide consulting services to the Company during the term of the agreement, (B) the initial term of the agreement will be for a period of one year unless otherwise terminated, (C) the agreement may be renewed upon the mutual consent of Millennium and the Company, (D) Millennium will be paid $5,000 per month during the term of the agreement, (E) the Company immediately will issue Millennium options (the "Options") to purchase 6,000,000 shares of the Company's restricted Common Stock, (F) 2,000,000 Options are exercisable at $.06 per share and expire upon the earlier to occur of January 2, 2000 or 120 days after the effective date of a registration statement covering the sale of the shares underlying that option, (G) 2,000,000 Options are exercisable at $.10 per share and expire upon the earlier to occur of January 2, 2000 or 365 days after the effective date of the Option Shares Registration Statement, and (H) 2,000,000 Options are exercisable at $.30 per share and expire upon the earlier to occur of January 2, 2000 or 365 days after the effective date of the Option Shares Registration Statement.

     The following table sets forth the name of the Selling Security Holder, the number of shares of Common Stock owned by the Selling Security Holder before the offering, the number of shares of Common Stock to be sold by the Selling
Security Holder, the number of shares of Common Stock owned by the Selling Security Holder after the offering, and the percentage of shares of Common Stock owned after the offering.

                                  Number Of Shares                                                    Percentage Of
                                  Of Common Stock           Number Of          Number Of Shares       Shares Owned
       Name                       Owned Before Offering     Shares To Be Sold  Owned After Offering   After Offering
--------------------------------------------------------------------------------------------------------------------
Millennium Holdings Group, Inc.      6,000,000 (1)            6,000,000                0                    0


     (1) Consists of currently exercisable options to purchase 2,000,000 shares for $.06 per share until the earlier to occur of January 2, 2000 or 120 days after the effective date of a registration statement (the "Option Shares Registration Statement") covering the sale of the shares underlying that option, 2,000,000 shares for $.10 per share until the earlier to occur of January 2, 2000 or 365 days after the effective date of the Option Shares Registration Statement, and 2,000,000 shares for $.30 per share until the earlier to occur of January 2, 2000 or 365 days after the effective date of the Option Shares Registration Statement.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the transfer of 6,000,000 shares of Common Stock that may be acquired by the Selling Security Holder upon the exercise of the options held by the Selling Security Holder. The transfer of the Common Stock by the Selling Security Holder covered by this Prospectus will be completed, if at all, by the Selling Security Holder, and not by the Company. If any of these shares are transferred by the Selling Security Holder, they will be transferred on behalf of that entity. It is anticipated that those securities may be offered pursuant to direct sales to private persons and in open market transactions. The Selling Security Holder may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the Selling Security Holder. The Selling Security Holder has no agreements with any brokers to transfer any or all of the securities which may be offered hereby.

                   SECURITIES AND EXCHANGE COMMISSION POSITION
                           ON CERTAIN INDEMNIFICATION

      Pursuant to Utah law, the Company's Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The
Company's Bylaws grant this indemnification to the Company's officers and directors.

      Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Company in connection with this Offering, including the validity of the issuance of the securities offered hereby.

                                     EXPERTS

      The audited financial statements of the Company appearing in this Prospectus have been examined by James E. Schiefley & Associates, P.C., independent certified public accountants, as set forth in their report appearing in the FINANCIAL STATEMENTS section of this prospectus, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

        Index To Financial Statements And Financial Statement Schedules.

Independent Auditor's Report.................................................F-2

Consolidated Balance Sheets At December 31, 1997
     and March 31, 1998 (unaudited)..........................................F-3

Consolidated Statements Of Operations For The Years Ended
     December 31, 1997 and 1996 and For The Three Month Periods Ended
     March 31, 1998 and 1997 (unaudited).....................................F-4

Consolidated Statements Of Changes In Stockholders' Equity
     For The Years Ended December 31, 1997 and 1996 and For The Three
     Month Period Ended March 31, 1998 (unaudited)...........................F-5

Consolidated Statements Of Cash Flows For The Years Ended
     December 31, 1997 and 1996 and For The Three Month Periods Ended
     March 31, 1998 and 1997 (unaudited).....................................F-6

Notes To Consolidated Financial Statements............................F-7 - F-12

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Antennas America, Inc.

We have audited the consolidated balance sheet of Antennas America, Inc. as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Antennas America, Inc. as of December 31, 1997 and the results of its operations and cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.



                                           James E. Scheifley & Associates, P.C.
                                                    Certified Public Accountants

Englewood, Colorado
March 6, 1998

                            Antennas America, Inc.
                         Consolidated Balance Sheets

                    ASSETS                   December 31, 1997    March 31, 1998
                    ------                   -----------------    --------------
Current assets:                                                     (Unaudited)
  Cash                                           $  61,642          $  22,280
  Accounts receivable, trade                       327,685            385,711
  Inventories                                      508,554            509,570
  Prepaid expenses                                  72,469             77,977
  Deferred tax asset                               102,000             98,976
                                                ----------         ----------
   Total current assets                          1,072,350          1,094,514
Property and equipment, at cost, net of
  accumulated depreciation                         407,355            441,865
Other assets:
  Deferred tax asset, non-current                   95,509             95,509
  Intangible assets                                 41,245             45,417
  Deposits                                          10,612             10,612
                                                ----------         ----------
Total Assets                                    $1,627,071         $1,687,917
                                                ==========         ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable - bank                           $  250,730         $  253,644
  Notes payable - others                           194,340            195,029
  Current portion of long term debt                 34,525             26,394
  Current portion of leases payable                 24,941             24,941
  Accounts payable                                 415,377            508,774
  Accrued expenses                                  29,641              5,844
                                                ----------         ----------
   Total current liabilities                       949,554          1,014,626
Long term debt                                       3,127                  -
Leases payable                                      57,328             51,164
Notes payable - officer                            137,105            136,301
                                                ----------         ----------
   Total Liabilities                             1,147,114          1,202,091
Commitments (Note 11)
Stockholders' equity:
 Common stock, $.0005 par value, 250,000,000
 shares authorized, 73,189,422 and 73,839,422
 shares issued and outstanding on December
 31, 1997 and March 31, 1998, respectively          36,595             36,920
 Additional paid-in capital                        801,039            819,214
 Common stock subscriptions                         18,500                  -
 Accumulated deficit                              (376,177)          (370,308)
                                                ----------         ----------
      Total stockholders' equity                   479,957            485,826
                                                ----------         ----------
Total Liabilities and Stockholders' Equity      $1,627,071         $1,687,917
                                                ==========         ==========

See accompanying notes to consolidated financial statements.

                            Antennas America, Inc.
                    Consolidated Statements of Operations


                                                       Year Ended            Three Months Ended
                                                      December 31,                March 31,
                                                  ----------------------   ------------------------
                                                     1997       1996         1998          1997
                                                  ----------- ----------   ----------   -----------
                                                                                 (Unaudited)
Sales, net                                        $3,012,266  $1,975,184    $842,784      $615,376

Cost of sales                                      1,660,552   1,223,287     494,462       322,029
                                                  ----------  ----------    --------     ---------
     Gross profit                                  1,351,714     751,897     348,322       293,347

Selling, general and
 administrative expenses                           1,080,641     744,673     322,415       227,027
                                                  ----------  ----------    --------     ---------
     Income from operations                          271,073       7,224      25,907        66,320


Other income (expense):
  Interest expense                                   (72,230)    (58,018)    (17,014)      (14,898)

  Other income                                         3,810         917           -             -
                                                  ----------  ----------    --------     ---------
  Total other income (expense)                       (68,420)    (57,101)    (17,014)      (14,898)
                                                  ----------  ----------    --------     ---------
     Net income before income taxes
       and extraordinary item                        202,653     (49,877)      8,893        51,422
Provision for income taxes (benefit)                  68,153     (10,439)      3,024        17,483

  Net income before extraordinary item               134,500     (39,438)      5,869        33,939
Extraordinary item:
   Gain from debt cancellation net of income
    taxes of $12,667                                       -      48,784           -             -
                                                  ----------  ----------    --------     ---------
     Net income                                     $134,500      $9,346      $5,869     $  33,939
                                                  ==========  ==========    ========     =========
Basic earnings per share
 Net income before extraordinary item                  $0.00      $(0.00)      $0.00         $0.00
 Extraordinary item                                        -           -           -             -
 Net income                                            $0.00       $0.00       $0.00         $0.00

 Weighted average shares outstanding              73,189,422  73,135,255  73,839,422    72,539,422

See accompanying notes to consolidated financial statements.

                            Antennas America, Inc.
          Consolidated Statement of Changes in Stockholders' Equity


                                                             Additional
                                         Common Stock         Paid-in     Accumulated      Stock
          ACTIVITY                   Shares        Amount     Capital     (Deficit)     Subscriptions    Total

Balance, December 31, 1995         71,139,422      $35,570    $616,090     $(520,023)      $13,750      $145,387

Shares issued for:
  Subscriptions                     1,375,000          687      13,063             -       (13,750)            -
  Cash, net of $8,027 of costs      1,650,000          825     156,148             -             -       156,973
  Exercise of warrants              1,025,000          513      44,738             -             -        45,251

Shares reacquired and cancelled    (2,000,000)      (1,000)    (29,000)                          -       (30,000)

Shares subscribed for services              -            -           -             -         3,500         3,500

Net income for the year                     -            -           -         9,346             -         9,346
                                   ----------     --------    --------    ----------       -------      --------
Balance, December 31, 1996         73,189,422       36,595     801,039      (510,677)        3,500       330,457

Exercise of stock option                    -            -           -             -        15,000        15,000

Net income for the year                     -            -           -       134,500             -       134,500
                                   ----------     --------    --------    ----------       -------      --------
Balance, December 31, 1997         73,189,422       36,595     801,039      (376,177)       18,500       479,957

Issuance of subscribed shares         650,000          325      18,175             -       (18,500)            -

Net income for the period                   -            -           -         5,869             -         5,869
                                   ----------     --------    --------    ----------       -------      --------

Balance, March 31, 1998
(Unaudited)                        73,839,422      $36,920    $819,214     $(370,308)      $     -      $485,826
                                   ==========     ========    ========    ==========       =======      ========

          See accompanying notes to consolidated financial statements.

                            Antennas America, Inc.
                    Consolidated Statements of Cash Flows


                                                         Year Ended             Three Months Ended
                                                        December 31,                 March 31,
                                                    ----------------------     ----------------------
                                                       1997       1996           1998        1997
                                                    ----------- ----------     ---------   ----------
                                                                                    (Unaudited)
Net income                                          $134,500    $  9,346       $  5,869     $ 33,939
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                      54,735      35,467         25,815        8,400
   Gain from debt cancellation                             -     (48,784)             -            -
   Interest added to note payable                     10,323      14,397          2,384            -
   Subscriptions for services                              -       3,500              -            -
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable      (161,274)    157,944        (58,026)     (62,586)
    (Increase) decrease in inventory                (312,705)    (33,533)        (1,016)     (22,571)
    (Increase) decrease in deferred tax asset         68,153       2,228          3,024       17,483
    (Increase) decrease in prepaid expenses          (38,996)    (29,828)        (2,237)     (23,337)
    (Increase) decrease in other assets               13,500      (2,037)             -            -
    Increase (decrease) in accounts payable and
        accrued expenses                             233,120     (94,490)        69,599       34,376
                                                    --------    --------       --------     --------
       Total adjustments                            (133,144)      4,864         39,543      (48,235)
  Net cash provided by operating activities            1,356      14,210         45,412      (14,296)
                                                    --------    --------       --------     --------

Cash flows from investing activities:
   Patent acquisition costs                          (12,940)     (8,996)       (10,123)      (3,762)
   Acquisition of plant and equipment               (245,315)    (89,689)       (57,645)     (30,251)
                                                    --------    --------       --------     --------
Net cash (used in) investing activities             (258,255)    (98,685)       (67,768)     (34,013)
                                                    --------    --------       --------     --------

Cash flows from financing activities:
  Stock issued for cash                                    -     202,224              -            -

  Common stock subscriptions                          15,000           -              -            -
  Cost of share cancellation                               -     (30,000)             -            -
  Repayment of officer loans                          (8,500)    (14,745)        (1,000)           -
  Proceeds from officer loan                           9,500           -              -        7,651
  Proceeds of new borrowing                          293,330      36,000          2,914            -
  Repayment of notes and leases payable              (46,425)    (69,279)       (18,920)      (4,368)
                                                    --------    --------       --------     --------
Net cash provided by (used in) financing
 activities                                          262,905     124,200        (17,006)       3,283
                                                    --------    --------       --------     --------

Increase (decrease) in cash                            6,006      39,725        (39,362)     (45,026)
Cash and cash equivalents, beginning of period        55,636      15,911         61,642       55,636
                                                    --------    --------       --------     --------
Cash and cash equivalents, end of period            $ 61,642    $ 55,636       $ 22,280     $ 10,610
                                                    ========    ========       ========     ========
Supplemental cash flow information:
  Cash paid for interest                             $61,907     $62,290       $ 11,942     $ 12,822
  Cash paid for income taxes                             $ -         $ -            $ -          $ -

Non-cash investing and financing activities:
  Conversion of accounts to notes payable                $ -    $145,059            $ -          $ -
  Abandonment of leasehold improvements                  $ -      $1,677            $ -          $ -


          See accompanying notes to consolidated financial statements.

                            Antennas America, Inc.
                  Notes to Consolidated Financial Statements

Note 1.  Organization and summary of significant accounting policies

Organization

The Company was incorporated in Colorado on September 6, 1988 and was reorganized as a Utah corporation on April 12, 1989. The Company is engaged in the business of manufacture and sale of antennas used for various purposes. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Antennas America Distributing Company. All significant inter-company items have been eliminated.

Interim Financial Statements (Unaudited)

The interim financial data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the three month period ending March 31, 1998 are not necessarily indicative of the results for the year ending December 31, 1998.

Inventory

Inventory is valued at the lower of cost or market on a first-in, first-out basis. Inventories are reviewed annually and items considered to be slow-moving  or  obsolete  are  reduced to  estimated  net  realizable  value.
Adjustments to reduce inventories to net realizable value have not been significant. Inventory consists of the following at December 31, 1997:

            Raw materials      $282,308
            Work in progress    156,936
            Finished goods       69,310
                               --------
                               $508,554
                               ========
Property and equipment

Property and equipment are stated at cost. Depreciation is provided for using the straight line method over estimated useful lives of three to seven years. When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period. The cost of repairs and maintenance is charged to operations as incurred and significant renewals or betterments are capitalized.

Patent costs

Patent costs are stated at cost and amortized over ten years using the straight-line method. Amortization expense amounted to $8,272 and $7,397 for the years ended December 31, 1997 and 1996.

Research and development

Research and development costs are charged to expense as incurred. Such costs were not material for the years ended December 31, 1997 and 1996.

Revenue

Revenue is recorded when goods are shipped. Sales returns and allowances are recorded after returned goods are received and inspected. The Company has several major commercial customers who incorporate its products into other manufactured goods and returns therefrom have not been significant. The Company began sales of consumer goods in 1997 and has provided currently for estimated product returns arising therefrom.

Income taxes

The Company records the income tax effect of transactions in the same year that the transactions enter into the determination of income, regardless of when the transactions are recognized for tax purposes. Income tax credits are used to reduce the provision for income taxes in the year in which such credits are allowed for tax purposes.

Deferred taxes are provided to reflect the income tax effects of amounts included for financial purposes in different periods than for tax purposes, principally accelerated depreciation for income tax purposes. Such amounts have not been significant.

Cash

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Earnings per share

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Account Standard No. 128 (FAS 128), "Earnings Per Share." FAS 128 supersedes and simplifies the existing computational guidelines under Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share."

The statement is effective for financial statements issued for periods ending after December 15, 1997. Among other changes, FAS 128 eliminates the presentation of primary earnings per share and replaces it with basic earnings per share for which common stock equivalents are not considered in the computation. It also revises the computation of diluted earnings per share. The Company has adopted FAS 128 and there is no material impact to the Company's earnings per share, financial condition, or results of operations. The Company's earnings per share have been restated for all periods presented to be consistent with FAS 128.

The basic income per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Loss per share is unchanged on a diluted basis.

Earnings per share is computed using the weighted average number of shares outstanding during the period.

Fair value of financial instruments

The Company's short-term financial instruments consist of cash and cash equivalents, accounts and loans receivable, and accounts payable and accruals. The carrying amounts of these financial instruments approximates fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable, trade.

During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company has several major customers, (see Note 8) the loss of any one of which could have a material negative impact upon the Company. Additionally, the Company maintains a line of credit with one financial institution. The maintenance of a satisfactory relationship with this institution is of significant importance to the Company. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

Estimates

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. For the years ended December 31, 1997 and 1996, the Company made estimates of the future utilization of its net operating loss carryforward. These estimates account for the deferred tax asset of $197,509 at the balance sheet date.

Advertising costs

Advertising costs are charged to operations when the advertising is first shown. Advertising costs charged to operations were $40,940 and $39,713 in 1997 and 1996, respectively.

Stock-based Compensation

The Company  adopted  Statement  of Financial  Accounting  Standard No. 123 (FAS
123), "Accounting for Stock-Based Compensation", beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, "Accounting for Stock Issued to Employees", and has provided in Note 6 pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

New Accounting Pronouncements

FAS 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

Note 2. Property and Equipment.

Property and equipment consist of the following at December 31, 1997:

Machinery and equipment   $  431,781
Furniture and fixtures       115,068
Leasehold improvements        23,778
                          ----------
                             570,627

Accumulated depreciation     163,272
                          ----------
                          $  407,355
                          ==========

Depreciation expense amounted to $49,934 and $28,070 respectively during the years ended December 31, 1997 and 1996.

Substantially all of the Company's fixed assets secure debt described in Notes 3 and 4.

Note 3.  Notes payable and long-term debt

Notes payable to bank consists of a revolving credit line having a maximum borrowing amount of $500,000. The line bears interest at prime plus 4.5% (13%) at December 31, 1997, and is collateralized by accounts receivable, inventory and otherwise unencumbered machinery and equipment. The line has $249,270 of unused credit at December 31, 1997.

Notes payable to others at December 31, 1997 consist of uncollateralized obligations to individuals and vendors as follows:

   Amount due vendor  with  interest at 8% per        $108,690
   annum due on January 31, 1998
   Amount due vendor with  interest at 10% per          71,795
   annum due on demand
   Amount due individual  without interest due          13,236
   on demand
   Other                                                   619
                                                      --------
                                                      $194,340
                                                      ========
Long term debt consists of the following:

   Note  payable  to an  individual  for prior
   salary   and   expenses   due   in   weekly
   installments of $625 without interest              $ 21,489

   Note payable for equipment purchase, due
   in monthly installments of $1,161
   including interest at 9.5% per annum                 16,163
                                                      --------
                                                        37,652
   Less Current portion                                 34,525
                                                      --------
                                                      $  3,127
                                                      ========

Maturities of long-term debt are as follows: 1999 - $3,127

Note 4.  Leases payable

During 1997 the Company entered into financing type lease transactions with leasing companies whereby the Company leased certain manufacturing equipment. Scheduled maturities of the obligations as of December 31, 1997 are as follows:

                 Year                                   Amount
                 1998                                  $ 34,329
                 1999                                    34,329
                 2000                                    30,700
                                                       --------
Minimum future lease payments                            99,358
Less interest component                                 (17,089)
                                                       --------
Present value of future net minimum lease payments       82,269
Less current portion                                    (24,941)
                                                       --------
Due after one year                                     $ 57,328
                                                       ========

Property recorded under capital leases includes the following as of December 31, 1997:

Machinery and equipment                   $  86,678
Less accumulated amortization                (6,191)
                                          ---------
Net assets subject to capital leases      $  80,487
                                          =========
Note 5.  Notes payable, officers

Notes payable to officers includes unpaid advances and salary accruals due to two of the Company's officers including Randall P. Marx, the chief executive officer, who accounts for approximately 65% of the balance owed. The advances accrue no interest and are not expected to be repaid in the forthcoming year.

Note 6.  Stockholders' equity

Effective January 1996, the Company authorized a stock bonus to one of its officers for 350,000 shares of restricted common stock having a fair value of $3,500. Additionally, the Company granted the officer an option to purchase 350,000 additional shares of restricted common stock at $.05 per share for a two year period. The weighted average fair value at the date of grant for options granted during 1996 was $.00 per option. The fair value of the options at the date of grant was estimated using the Black-Scholes model with assumptions as follows:

Market value                 $.01
Expected life                  2
Interest rate                5.15%
Volatility                    .25%
Dividend yield               0.00%

No stock based compensation costs would be recorded by the Company as a result of the foregoing.

During June and July of 1996, the Company sold 1,650,000 shares of its restricted common stock to three individuals for cash aggregating $156,973 net of associated costs of $8,027. Additionally, during the year the Company issued 1,375,000 shares subscribed in the prior year and issued 1,025,000 shares pursuant to option agreements entered into in prior years. Proceeds to the Company for the option shares amounted to $45,250 or $.044 per share. During June 1996, the Company purchased from an officer and retired 2,000,000 shares of restricted common stock for $30,000 or $.015 per share.

During the year ended December 31, 1997, the Company accepted stock subscriptions from an officer for 300,000 of its restricted common stock. The fair value of the stock subscribed at the subscription date amounted to $.05 per share.

Note 7.  Income taxes

The Company has not recorded a liability for federal income taxes payable currently or deferred to future periods due to the existence of substantial net operating loss carryforward amounts available to offset taxable income.

A reconciliation of federal income taxes computed by multiplying pre tax net income by the statutory rate of 34% to the provision for income taxes is as follows at December 31, 1997 and 1996:

                                         1997       1996
  Tax computed at statutory rate      $ 68,902   $  3,935
  State income tax                       6,687        579
  Surtax exemption                      (7,436)    (2,286)
                                      --------   --------
Provision for income taxes (benefit)  $ 68,153   $  2,228
                                      ========   ========

The Company has a net operating loss carryforward of approximately $563,400 that will expire in years beginning in 2004 as follows:

      2004      $ 39,400
      2005       336,000
      2006       188,000
                --------
                $563,400
                ========

The Company has determined that the likelihood of continued profitability for the year ended December 31, 1998 and beyond is reasonably possible and has recorded the benefit of the carryforward ($197,509) as provided for in FAS-109. The determination of the current portion of the deferred tax asset is based upon the Company's estimate of the expected utilization of the operating loss carryforward during the 1998 fiscal year.

Note 8.  Sales to major customers

The Company made sales in excess of 10% of its net sales to unrelated parties for the year ended December 31, 1997 to two companies aggregating $2,279,467 (76%) and in 1996 to one company aggregating $1,126,312 (57%). Additionally, the Company had open uncollateralized accounts receivable from these customers aggregating $144,377 and $87,295 at December 31, 1997 and 1996, respectively.

Note 9.  Gain from debt extinguishment

During the year ended December 31, 1996, the Company settled an aggregate of $61,451 of outstanding trade accounts payable, salary and expenses without cash expenditure.

Note 10. Commitments

Operating leases

The Company leases its facilities under operating leases through May 31, 1999. Minimum future rentals payable under the leases are as follows:

      Year        Amount
      1998       $56,218
      1999        12,000
                 -------
                 $68,218
                 =======

Additionally, the Company rents certain equipment pursuant to short-term leasing arrangements.

Rent expense amounted to $190,217 and $173,763 for the years ended December 31, 1997 and 1996, respectively.

NO  DEALER ,  SALESMAN  OR OTHER  PERSON
HAS   BEEN   AUTHORIZED   TO  GIVE   ANY
INFORMATION    OR   T O    MAKE      ANY
REPRESENTATION    OTHER    THAN    THOSE
CONTAINED  IN  THIS PROSPECTUS  AND,  IF
GIVEN   OR   MADE,  SUCH  INFORMATION OR
REPRESENTATION    MUST  NOT  BE   RELIED
UPON  AS  HAVING  BEEN AUTHORIZED BY THE        ANTENNAS AMERICA, INC.
COMPANY.   THIS  PROSPECTUS  SHALL   NOT
CONSTITUTE   AN  OFFER  TO SELL  OR  THE
SOLICITATION  OF  ANY  OFFER  TO BUY NOR
SHALL   THERE   BE   ANY  SALE  OF THESE
SECURITIES  IN  ANY  STATE IN WHICH SUCH
OFFER,   SOLICITATION  OR  SALE WOULD BE
UNLAWFUL   PRIOR   TO  REGISTRATION   OR
QUALIFICATION   UNDER   THE   SECURITIES
LAWS OF ANY SUCH STATE.                    6,000,000 Shares of Common Stock

-------------------------------------
          TABLE OF CONTENTS
                                    Page
PROSPECTUS SUMMARY................    3
RISK FACTORS......................    5
CAPITALIZATION....................    7
PRICE RANGE OF COMMON STOCK.......    8
DIVIDEND POLICY...................    8
BUSINESS OF THE COMPANY...........    8
MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS........   14
MANAGEMENT........................   16         --------------------------
EXECUTIVE COMPENSATION............   18
BENEFICIAL OWNERS OF SECURITIES...   21
DESCRIPTION OF SECURITIES.........   23                PROSPECTUS
INACTIVE TRADING OF THE
 COMMON STOCK.....................   24
SELLING SECURITY HOLDER...........   24         --------------------------
PLAN OF DISTRIBUTION..............   25
SECURITIES AND EXCHANGE
 COMMISSION POSITION ON
 CERTAIN INDEMNIFICATION..........   25
LEGAL MATTERS.....................   25
EXPERTS...........................   26
FINANCIAL STATEMENTS..............  F-1                ________, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification Of Directors And Officers

      The Utah Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation.

      Under the Company's Articles of Incorporation and Bylaws, the Company is required to indemnify its directors, officers, and other representatives of the Company for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative.

Item 25.  Other Expenses Of Issuance And Distribution.

      The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The Selling Security Holder will not pay any of the following expenses.

      Registration and filing fee.................................$   160
      Printing (*)................................................$ 1,000
      Accounting fees and expenses (*)............................$ 1,000
      Legal fees and expenses (*).................................$ 8,500
      Registrar and transfer agent fee............................$   200
      Miscellaneous...............................................$ 1,140
      -----------------                                           -------
      (*) Estimated
                                                                  $12,000
                                                                  =======
Item 26.  Recent Sales Of Unregistered Securities

     In December 1995, the Company accepted $13,750 from three individuals for 1,375,000 shares that were issued in 1996 pursuant to an exemption from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

      The Company sold 1,650,000 shares of Common Stock for an aggregate sales price of $165,000 to a limited number of investors in an offering completed in July 1996 pursuant to an exemption from registration in accordance with Rule 505 of Regulation D under the Securities Act.

      In addition, at various times in 1996 the Company issued an aggregate of 1,025,000 shares of common stock upon the exercise of options in exempt transactions pursuant to Section 4(2) of the Securities Act for an aggregate exercise price of $45,250.

      In March 1996, the Company issued 350,000 shares of common stock as a stock bonus to an officer and director of the Company pursuant to an exemption from registration under Section 4(2) of the Securities Act.

      In April 1997, the Company issued 300,000 shares of common stock to one person upon the exercise of options in an exempt transaction under Section 4(2) of the Securities Act for an aggregate exercise price of $15,000.

      The Company issued to Millennium Holdings Group, Inc. ("Millennium") 6,000,000 options to purchase shares of Common Stock on December 31, 1997 pursuant to the terms the Consulting Agreement between the Company and Millennium as described in this Registration Statement. Those options were issued and the shares underlying the options will be issued in reliance on an exemption from registration under Section 4(2) of the Securities Act.

Item 27.  Exhibits.

      The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Number      Description

3.1a Articles of Incorporation of Westcliff Corporation, now known as Antennas America, Inc. (the "Company"), are incorporated herein by reference from the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D).

3.1b Articles of Amendment of the Company dated January 26, 1988 are incorporated herein by reference from the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D).

3.1c Articles And Agreement Of Merger between the Company and Antennas America, Inc. a Colorado corporation, dated March 22, 1989, are incorporated herein by reference from the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D).

3.2         Bylaws of the Company as amended and restated on March 25, 1998. (1)

5.1 Opinion of Bearman Talesnick & Clowdus Professional Corporation concerning the legality of the securities being registered.

10.1a Industrial Lease dated April 10, 1998 between the Company and Five K Investments.

10.1b Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments.

10.1c Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments.

10.1d Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments.

10.2 Employment Agreement dated as of March 19, 1998 between the Company and Kevin O. Shoemaker. (1)

10.3        Consulting Agreement between the Company and Millennium Holdings
            Group, Inc

10.4 1997 Stock Option and Compensation Plan is incorporated by reference from Exhibit 99.1 to the Company's Proxy Statement dated April 17, 1998 concerning the Annual Meeting of Shareholders held on May 15, 1998.

10.5 Assignment of patent rights regarding Microstrip Antennas and Multiple Radiator Array Antennas from Kevin O. Shoemaker to the Company dated May 23, 1990.

10.6 Assignment of patent rights regarding Planar Serpentine Antennas from Kevin O. Shoemaker to the Company dated May 23, 1980.

10.7        Agreement Of Assignment dated June 27, 1990 between Kevin O.
            Shoemaker and the Company.

10.8        Form of Product Development Agreement executed by each of Randall P.
            Marx and Kevin O. Shoemaker, respectively.

23.1 Consent of Bearman Talesnick & Clowdus Professional Corporation (included in Option in Exhibit 5.1).

23.2        Consent of James E. Scheifley & Associates, P.C.

--------------------------

(1) Incorporated herein by reference from the Company's Form 10-KSB for the year ended December 31, 1997.

(2) Incorporated herein by reference from the Company's Form 10-KSB for the year ended December 31, 1996.

Item 28.  Undertakings.

1.    The Company hereby undertakes:

      (a) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

               (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (2) to  reflect  in the  prospectus  any facts or  events  which, individually  or  together,  represent  a  fundamental  change  in the information in Registration Statement (or the most recent post-effective amendment thereof); and

               (3) to include any additional or changed material information on the plan of distribution.

      (b) That for determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

      (c) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the option of the Securities And Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or a controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or a controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wheat Ridge, State of Colorado, on May 21, 1998.

                             ANTENNAS AMERICA, INC.



                             By: /s/ Randall P. Marx
                                 Randall P. Marx, Chief Executive Officer and
                                 Principal Financial Officer


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

       Signatures                     Title                 Date


 /s/ Richard L. Anderson            Director            May 21, 1998
Richard L. Anderson


                                    Director            ______, 1998
Sigmund A. Balaban


 /s/ Randall P. Marx                Director            May 21, 1998
Randall P. Marx


 /s/ Bruce Morosohk                 Director            May 21, 1998
Bruce Morosohk

 /s/ Kevin O. Shoemaker
Kevin O. Shoemaker                  Director            May 21, 1998


                                    Director            ______, 1998
Donald A. Huebner

                                  EXHIBIT INDEX

      The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Number      Description

3.1a Articles of Incorporation of Westcliff Corporation, now known as Antennas America, Inc. (the "Company"), are incorporated herein by reference from the Company's Form S-18 Registration Statement dated December 1, 1987 (File No.
            33-18854-D).

3.1b Articles of Amendment of the Company dated January 26, 1988 are incorporated herein by reference from the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D).

3.1c Articles And Agreement Of Merger between the Company and Antennas America, Inc. a Colorado corporation, dated March 22, 1989, are incorporated herein by reference from the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D).

3.2         Bylaws of the Company as amended and restated on March 25, 1998. (1)

5.1 Opinion of Bearman Talesnick & Clowdus Professional Corporation concerning the legality of the securities being registered.

10.1a Industrial Lease dated April 10, 1998 between the Company and Five K Investments.

10.1b Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments.

10.1c Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments.

10.1d Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments.

10.2 Employment Agreement dated as of March 19, 1998 between the Company and Kevin O. Shoemaker. (1)

10.3        Consulting Agreement between the Company and Millennium Holdings
            Group, Inc

10.4 1997 Stock Option and Compensation Plan is incorporated by reference from Exhibit 99.1 to the Company's Proxy Statement dated April 17, 1998 concerning the Annual Meeting of Shareholders held on May 15, 1998.

10.5 Assignment of patent rights regarding Microstrip Antennas and Multiple Radiator Array Antennas from Kevin O. Shoemaker to the Company dated May 23, 1990.

10.6 Assignment of patent rights regarding Planar Serpentine Antennas from Kevin O. Shoemaker to the Company dated May 23, 1980.

10.7        Agreement Of Assignment dated June 27, 1990 between Kevin O.
            Shoemaker and the Company.

10.8        Form of Product Development Agreement executed by each of Randall P.
            Marx and Kevin O. Shoemaker, respectively.

23.1 Consent of Bearman Talesnick & Clowdus Professional Corporation (included in Option in Exhibit 5.1).

23.2        Consent of James E. Scheifley & Associates, P.C.

--------------------------

(1) Incorporated herein by reference from the Company's Form 10-KSB for the year ended December 31, 1997.

(2) Incorporated herein by reference from the Company's Form 10-KSB for the year ended December 31, 1996.